RESOLUTION OF THE BOARD OF DIRECTORS

Pursuant to Section II of the Bylaws (the "Bylaws") of American Housing Income Trust, Inc., a Maryland corporation (the "Company"), the Board of Directors unanimously adopts the following resolutions pursuant to Section III of the Bylaws:

RESOLVED, that the Board of Directors accepts Sean Zarinegar's resignation as Chief Executive Officer and President as being in the best interests of the Corporation. The Board of Directors acknowledges, with Mr. Zarinegar abstaining from voting, that there are no pending claims or disputes with Mr. Zarinegar in serving as Chief Executive Officer and President during his tenure.

RESOLVED, that in light of Mr. Zarinegar's resignation, pursuant to Section IV.01 of the Bylaws, the Board of Directors appoints Jeff Howard to serve as Chief Executive Officer and President of the Company. Mr. Howard abstained from this part of the vote.

RESOLVED, that the Executive Agreement between the Company and Mr. Howard is approved as being in the best interests of the Company. Mr. Howard abstained from this part of the vote.

RESOLVED, that Mr. Zarinegar is authorized to execute the Executive Agreement on behalf of the Company. Mr. Zarinegar abstained from this part of the vote.

RESOLVED, that these resolutions may be executed in counterpart with facsimile or electronic signatures constituting originals for all intents and purposes.

These resolutions are executed as of October 12, 2015.

APPROVED:

/s/ Sean Zarinegar
By: Sean Zarinegar
Its: Chairman of the Board
Abstaining in Part (See Above)

/s/ Kenneth Hedrick
By: Kenneth Hedrick
Its: Director

/s/ Jeff Howard
By: Jeff Howard
Its: Director